Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-271900, 333-173360, 333-150228, 333-144184, and 333-144188, on Form S-8 and No. 333-257242 on Form S-3 of our report dated February 23, 2024 (December 23, 2024, as to the effects of the restatement discussed in Notes 1 and 26), relating to the consolidated financial statements of Discover Financial Services, and our report dated February 23, 2024 (December 23, 2024, as to the effects of the material weaknesses described in Management's Report on Internal Control over Financial Reporting (Restated)) relating to the effectiveness of Discover Financial Services’ internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of Discover Financial Services for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
December 23, 2024